EXHIBIT 99.1

For Further Information:

Scheid Vineyards Inc. (Nasdaq: SVIN)
305 Hilltown Road
Salinas, CA 93908
(831) 455-9990
CONTACT: Mike Thomsen, Chief Financial Officer

For Immediate Release:
May 14, 2003

SCHEID VINEYARDS INC. REPORTS FIRST QUARTER RESULTS

Salinas, CA - May 14, 2003 - Scheid Vineyards Inc. (Nasdaq: SVIN) announced today its financial results for the first quarter ended March 31, 2003.

For the three months ended March 31, 2003, total revenues increased to $1,081,000 from $330,000 in the 2002 period.  Net loss decreased to $565,000, or $0.10 per share, for 2003 as compared to $701,000, or $0.13 per share, for 2002.

Commenting on the results, Mr. Mike Thomsen, Chief Financial Officer of Scheid Vineyards, said, “First quarter results are in line with our expectations.  The increase in revenues is primarily due to increased sales of bulk wine in the 2003 period.  The wine grape business is extremely seasonal, and Scheid Vineyards recognizes substantially all of its crop sale revenues at the time of its annual harvest in September and October.”

Scheid Vineyards Inc. (www.scheidvineyards.com) is a leading independent producer of premium wine grapes and operates approximately 6,000 acres of vineyards, primarily in Monterey County, California.  The Company sells most of its grape production under short and long-term contracts to wineries producing high quality table wines, and the Company also produces a small amount of ultra premium wine under its own label.

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SVIN Reports First Quarter Results

May 14, 2003

SCHEID VINEYARDS INC. AND SUBSIDIARY

Consolidated Statements of Operations

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
REVENUES:
Sales	$888	$142
Vineyard management, services and other fees	193	188
Total revenues	1,081	330
COST OF SALES	732	277
GROSS PROFIT	349	53
General and administrative expenses	1,117	982
Interest expense, net	174	239
LOSS BEFORE INCOME TAX BENEFIT	(942)	(1,168)
INCOME TAX BENEFIT	377	467
NET LOSS	$(565)	$(701)

BASIC AND DILUTED NET LOSS PER SHARE(1)	$(0.10)	$(0.13)

WEIGHTED AVERAGE SHARES OUTSTANDING	5,475	5,475

(1) There is no difference between basic and diluted net loss per share.